Exhibit 99.1

For Release :	March 31, 2008
For additional information:
Bill Hedgepeth, President and Chief Executive Officer
(910) 485-5855, billh@newcenturybanknc.com
Lisa Campbell, Executive Vice President, Chief Operating Officer, and Chief Financial Officer
(910) 892-7080, lisac@newcenturybanknc.com

NEW CENTURY BANCORP ANNOUNCES MERGER

OF SUBSIDIARY BANKS

Dunn, NC . . . After the close of business on Friday, March 28, New Century Bank South merged with New Century Bank, announced William L. Hedgepeth II, president and CEO of New Century Bancorp (NASDAQ: NCBC), the holding company for both banks.

“This merger will enable us to operate more efficiently,” said Hedgepeth, “so that we can focus our attention on better serving our customers and providing a good return for our shareholders.”

New Century Bank South offices will continue to operate as a division of New Century Bank until a systems conversion, which is planned for July 2008.

As of December 31, 2007, New Century Bancorp reported total assets of $591.0 million. New Century Bank is headquartered in Dunn, NC with locations in Clinton (2), Dunn, Goldsboro, and Lillington; and New Century Bank South operates offices in Fayetteville (2), Lumberton, Pembroke and Raeford.

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Stock Symbol: NCBC – NASDAQ

www.newcenturybanknc.com

The information as of and for the quarter ended December 31, 2007, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.